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                                                                      EXHIBIT E

                                  ATTACHMENT A

         The designations, voting powers, preferences and rights, and the qualifications, limitations and restrictions of the Series D Cumulative Redeemable Preferred Stock, par value $1.00 per share, of the Corporation shall be as follows:

1.       DEFINITIONS

         As used herein, the following terms have the following meanings:

         Board of Directors -- means the board of directors of the Corporation. Unless the context requires otherwise, the term "Board of Directors" includes any and all committees of such Board of Directors.

         Business Day -- means a day other than a Saturday, a Sunday or a legal holiday in the State of Texas.

         Common Stock -- means the common stock, par value $.01 per share, of the Corporation.

         Corporation-- means Fresh America Corp., a Texas corporation.

         Hancock Director -- is defined in Section 2.4(a).

         Hancock Entities -- has the meaning set forth in the Securities Purchase Agreement.

         Insolvency Event -- means and includes any of the following occurrences:

                  (a) a receiver, liquidator, custodian or trustee of the Corporation, or of all or any substantial part of the Property of either, is appointed by court order and such order remains in effect for more than thirty (30) Business Days, or an order for relief is entered with respect to the Corporation, or the Corporation is adjudicated a bankrupt or insolvent;

                  (b) all or any substantial part of the Property of the Corporation is sequestered by court order and such order remains in effect for more than thirty (30) Business Days;

                  (c) a petition is filed against the Corporation under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within thirty (30) Business Days after such filing;

                  (d) the Corporation files a voluntary petition in bankruptcy or seeks relief

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          under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against it under any such law; or

               (e) the Corporation makes an assignment for the benefit of its creditors or admits in writing its inability, or fails, to pay its debts generally as they become due or consents to the appointment of a receiver, liquidator or trustee of the Corporation or of all or a substantial part of its Property.

          Junior Stock -- is defined in Section 2.1.

          Liquidation Event -- means and includes:

               (a) any Insolvency Event;

               (b) any other voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (pursuant to Part Six or Part Seven of the Texas Business Corporation Act or otherwise); or

               (c) the sale, lease, transfer or other disposition of all or substantially all of the Property of the Corporation; or any merger, consolidation, amalgamation or share exchange of or involving the Corporation in which the Corporation is not the surviving corporation; in either case, as a result of which the Common Stock ceases to be outstanding.

          Liquidation Preference Notice -- is defined in Section 2.3(b).

          Liquidation Preference Payments -- is defined in Section 2.3(a).

          NTOF -- means North Texas Opportunity Fund LP, a Texas limited partnership.

          NTOF Directors -- is defined in Section 2.4(a).

          Other Payment Date -- is defined in Section 2.2(b).

          Person -- will be interpreted broadly to include any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, company, limited liability company, institution, entity, party, or government (whether national, federal, state, county, city, municipal, or otherwise, including, without limitation, any instrumentality, division, agency, body, or department of any of the foregoing).

          Preferred Stock -- means and includes all series or classes of preferred stock provided for in the Articles of Incorporation or any certificate of designations relating thereto, including the Series D Preferred Stock.

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         Property -- means any and all interests in any kind of property or asset whatsoever, whether real, personal or mixed and whether tangible or intangible.

         Put Price -- is defined in Article I of the Securities Purchase Agreement.

         Qualified Private Financing -- means any private equity offering (excluding any exercise of the Series D Warrants or the exercise of any stock options) in which the Corporation receives at least Twenty Million Dollars ($20,000,000) in net cash proceeds.

         Qualified Public Offering -- means any public equity offering (excluding any exercise of the Series D Warrants or the exercise of any stock options) in which the Corporation receives at least Twenty Million Dollars ($20,000,000) in net cash proceeds.

         Redemption Notice -- is defined in Section 2.6(a).

         Redemption Price -- means, with respect to any share of Series D Preferred Stock, the sum of (a) One Hundred Dollars ($100.00), plus (b) any and
                                                               ----
all accrued and unpaid dividends with respect to such share of Series D Preferred Stock (whether or not declared and computed to the date payment thereof is made available), plus (c) any and all accrued interest payable with
                            ----
respect to any such accrued and unpaid dividends.

         Requisite Shareholder Approval -- means the affirmative vote, in person or by proxy, of the holders of sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Common Stock in connection with matters contemplated by the Securities Purchase Agreement.

         Securities Purchase Agreement -- means the Securities Exchange and Purchase Agreement, dated as of August 14, 2001, among the Corporation and the Purchasers named therein, as amended from time to time.

         Series D Accrued Dividends -- is defined in Section 2.2(c).

         Series D Directors -- is defined in Section 2.4(a).

         Series D Dividend Payment Date -- is defined in Section 2.2(a).

         Series D Observer -- is defined in Section 2.4(a).

         Series D Preferred Stock -- means the Series D Cumulative Redeemable Preferred Stock, par value $1.00 per share, with a stated price of One Hundred Dollars ($100) per share, authorized hereunder.

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2.       SERIES D CUMULATIVE REDEEMABLE PREFERRED STOCK

         2.1   Ranking

         The Series D Preferred Stock shall be senior to, and shall be entitled to preference in connection with payment of dividends and payment upon the occurrence of a Liquidation Event, to the Common Stock and to all other Preferred Stock, whether now existing or hereinafter created. All Common Stock and all Preferred Stock of the Corporation other than the Series D Preferred Stock shall rank as "Junior Stock."

         2.2   Dividends.

         (a) Cumulative Dividend Payments. Subject to Section 2.2(f), all holders of Series D Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, on such Series D Preferred Stock, payable in cash out of the Property of the Corporation legally available therefor, a cumulative dividend at an annual rate of Eight Dollars ($8.00) per share, payable on the last day of each calendar month, commencing September 30, 2001 (each, a "Series D Dividend Payment Date"); provided, however, that with respect to the first Series D Dividend Payment Date to occur with respect to any shares of Series D Preferred Stock, if the first date of issuance of such shares of Series D Preferred Stock is not a Series D Dividend Payment Date, then the holders of such shares of Series D Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, as the dividend payable upon such shares, payable in cash out of the Property of the Corporation legally available therefor, a dividend in respect of each such share of Series D Preferred Stock in the amount equal to the product of:

               (i)    (A) Eight Dollars ($8.00) per share; divided by (B) twelve
               (12); multiplied by

               (ii)   the quotient of:

                      (A) the number of days from (and including) the first date of issuance of such shares of Series D Preferred Stock until (but excluding) such Series D Dividend Payment Date; divided by

                      (B) thirty (30).

         (b) Cumulative Payments on Other Dates. If the Board of Directors declares a dividend in respect of the Series D Preferred Stock that is, pursuant to the terms of this Section 2.2, payable on a date other than a Series D Dividend Payment Date (each, an "Other Payment Date"), then the dividend in respect of each share of Series D Preferred Stock for the period from the immediately preceding Series D Dividend Payment Date to the Other Payment Date shall be in the amount equal to the product of:

               (i)    (A) Eight Dollars ($8.00) per share; divided by (B) twelve
               (12); multiplied by

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             (ii) the quotient of:

                  (A) the number of days from (and including) the immediately preceding Series D Dividend Payment Date until (but excluding) the Other Payment Date; divided by

                  (B) thirty (30);

and the amount of the dividend per share payable, when, as and if declared by the Board of Directors, on the Series D Dividend Payment Date next succeeding such Other Payment Date shall equal the difference of:

                  (1) the amount per share specified in Section 2.2(a) to be paid on such Series D Dividend Payment Date; minus

                  (2) the amount of the dividend actually paid per share on such
             Other Payment Date pursuant to Section 2.2(b).

         (c) Dividends Cumulative. The dividend on each share of Series D Preferred Stock shall accrue from day to day, whether or not earned or declared and notwithstanding the insufficiency of legally available funds for the payment thereof or the postponement of the payment thereof by the Corporation for any reason, shall be cumulative from the date of issuance of such share and shall be compounded monthly (based upon a rate equal to eight percent (8%) per annum and assuming a year consisting of 360 days). Subject to the provisions of Section 2.2(h), any and all accrued and unpaid dividends shall cumulate and bear interest until paid at a rate equal to the lesser of eighteen percent (18%) per annum or the highest rate of interest permitted by applicable law and shall be compounded monthly (based upon a rate equal to eighteen percent (18%) per annum and assuming a year consisting of 360 days). Any and all accrued and unpaid dividends, and any and all accrued and unpaid interest with respect thereto, are collectively referred to as the "Series D Accrued Dividends".

         (d) Restriction on Payment of Other Dividends. For so long as any Series D Accrued Dividends have not been paid in full, or if funds for the payment of the current dividend in respect of the Series D Preferred Stock shall not have been set aside for the exclusive purpose of paying such then current dividend, the Corporation shall not declare or pay any dividends on, or make any distribution in respect of, or purchase or redeem (or make any payment into a sinking fund for the purpose of purchasing or redeeming), any Junior Stock.

         (e) No Right of Participation. The holders of shares of Series D Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided herein.

         (f) Accelerated Dividend Payment. Notwithstanding anything contained or implied herein to the contrary, any and all Series D Accrued Dividends shall be immediately

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due and payable upon the occurrence of any of the following events: (i) the consummation of a Qualified Private Financing, (ii) the consummation of a Qualified Public Offering or (iii) any Liquidation Event. Subject to the provisions of Section 2.2(h), if, upon the occurrence of any of the events set forth in this Section 2.2(f), the holders of the Series D Preferred Stock shall not have received in cash the full amount of any and all Series D Accrued Dividends, then such Series D Accrued Dividends shall cumulate and bear interest until paid at a rate equal to the lesser of eighteen percent (18%) per annum or the highest rate of interest permitted by applicable law and shall be compounded monthly (based upon a rate equal to eighteen percent (18%) per annum and assuming a year consisting of 360 days).

         (g) Cumulative Dividend Payments Upon Failure to Receive Requisite Shareholder Approval. Notwithstanding anything contained or implied herein to the contrary, if, for any reason, the Corporation shall fail to receive the Requisite Shareholder Approval on or before December 31, 2001, then, from and after January 1, 2002, (i) all holders of Series D Preferred Stock shall be entitled to receive, in lieu of the dividend set forth in Section 2.2(a) and when, as and if declared by the Board of Directors, on such Series D Preferred Stock, payable in cash out of the Property of the Corporation legally available therefor, a cumulative dividend at an annual rate of Eighteen Dollars ($18.00) per share, and all such dividends shall be cumulative from the date of issuance of each such share and shall be compounded monthly (based upon a rate equal to the lesser of eighteen percent (18%) per annum or the highest rate permitted by applicable law and assuming a year consisting of 360 days) and (ii) the references to "Eight Dollars ($8.00) per share" set forth in each of Sections 2.2(a)(i)(A) and 2.2(b)(i)(A) shall be automatically deemed to be "Eighteen Dollars ($18.00) per share". Except as specifically provided in this Section 2.2(g), all other provisions and defined terms contained herein and generally applicable to the receipt and payment of the Series D Accrued Dividends shall apply to the receipt and payment of the dividends set forth in this Section 2.2(g) upon the failure of the Corporation to receive the Requisite Shareholder Approval on or before December 31, 2001.

         (h) Restrictions on Dividend Payments Contained in Senior Loan Documents. Notwithstanding anything contained or implied herein to the contrary, if the Corporation shall fail to pay, in cash, all or any portion of the dividend set forth in Section 2.2(a) at any time there exists a restriction on payment contained in any document or instrument evidencing or governing any indebtedness of the Corporation that is now or hereafter senior in right of payment, liquidation or other priority to the Series D Preferred Stock, then such dividend or portion thereof not paid in cash shall cumulate as provided in
Section 2.2(c); provided, however, that, except as otherwise provided in Section 2.2(g), such accrued and unpaid dividends shall, in lieu of the interest rate set forth in Section 2.2(c), bear interest until paid at a rate equal to the lesser of twelve percent (12%) per annum (assuming a year consisting of 360 days) or highest rate of interest permitted by applicable law.

         2.3 Liquidation Preference.

         (a) Liquidation Preference Payments. In the event of a distribution of the Property of the Corporation upon or in connection with a Liquidation Event, the holders of the Series D Preferred Stock shall be entitled to be paid in cash a liquidation price per share

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equal to the Redemption Price (collectively, the "Liquidation Preference
Payments"). All Liquidation Preference Payments shall be paid in full before any Property or funds in respect of such Liquidation Event shall be paid or distributed to the holders of any Junior Stock. If, upon the occurrence of any Liquidation Event, the Property distributable among the holders of the shares of the Series D Preferred Stock shall be insufficient to permit the payment in full to all such holders of their respective Liquidation Preference Payments, then the holders of shares of Series D Preferred Stock shall share ratably in the distribution of Property of the Corporation in accordance with the sum that would be payable in such distribution if all sums payable were discharged in full. Upon payment in full of the Liquidation Preference Payments, the remaining Property of the Corporation available for distribution shall be distributed ratably among the holders of the Series D Preferred Stock and the holders of Common Stock; provided, however, that if, for any reason, the Corporation shall fail to receive the Requisite Shareholder Approval on or before December 31, 2001, then, from and after January 1, 2002, upon payment in full of the Liquidation Preference Payments, the remaining Property of the Corporation available for distribution shall be distributed among the holders of the Series D Preferred Stock and the holders of Common Stock such that (i) the holders of the Series D Preferred Stock receive an amount of Property equal to ninety percent (90%) of the fair market value (as determined in accordance with the provisions of Section 2.3(c)) of the remaining Property of the Corporation available for distribution, which amount of Property shall then be distributed ratably among the holders of the Series D Preferred Stock, and (ii) the holders of Common Stock receive an amount of Property equal to ten percent (10%) of the fair market value (as determined in accordance with the provisions of Section 2.3(c)) of the remaining Property of the Corporation available for distribution, which amount of Property shall then be distributed ratably among the holders of Common Stock.

         (b) Notice. The Corporation shall deliver a written notice of any Liquidation Event pursuant to which any Liquidation Preference Payment shall be payable (each, a "Liquidation Preference Notice") to all holders of record of Series D Preferred Stock. Each Liquidation Preference Notice shall (i) state the amount of the Liquidation Preference Payments and the date upon, and place at, which such Liquidation Preference Payments are to be paid or otherwise delivered, (ii) be addressed to each holder of record of Series D Preferred Stock at the address for such holder shown on the records of the Corporation and
(iii) be delivered by the Corporation to such holder via courier, via certified or registered mail, return receipt requested, or via telecopier or facsimile, receipt confirmed, in each case not less than fifteen (15) Business Days prior to the payment date stated therein.

         (c) Valuation of Non-Cash Consideration. If, in connection with any Liquidation Event, the consideration received by the Corporation or its shareholders is other than cash, then the value of such consideration will be deemed to be the fair market value thereof as determined in good faith by the Board of Directors. Any securities included within such consideration shall be valued as follows:

              (i) Securities not subject to investment letter or other similar restrictions on free marketability;

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                     (A) If traded on a recognized securities exchange or The
                  Nasdaq Stock Market, then the value shall be deemed to be the average of the closing prices of such securities on such exchange or market for the thirty (30) trading days immediately preceding the date of determination;

                     (B) If actively traded over-the-counter, then the value
                  shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) of such securities for the thirty (30) trading days immediately preceding the date of determination; and

                     (C) If there is no active public market, then the value
                  shall be the fair market value thereof, as determined in good faith by the Board of Directors.

                  (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the fair market value determined as above in Section 2.3
         (c)(i) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

         2.4      Board of Directors.

         (a) Series D Observers and Directors. Each holder of Series D Preferred Stock, at all times during which such holder owns any capital stock of the Corporation, shall have the right to designate, by written notice, one (1) Person to attend and to observe all meetings of the Board of Directors (each, a "Series D Observer"). The Board of Directors shall consist of five (5) members. The Corporation shall not, without the written consent or affirmative vote of all holders of the outstanding shares of Series D Preferred Stock, given in writing or by vote at a meeting, each consenting or voting (as the case may be) separately as a series, increase the maximum number of directors constituting the Board of Directors to a number in excess of five (5). The holders of the Series D Preferred Stock, voting as a separate series, shall be entitled to elect four (4) directors of the Corporation. The remaining director shall be elected by a vote or written consent of the holders of the Common Stock, voting as a separate class. Subject to the provisions of this Section 2.4, for so long as NTOF owns any Series D Preferred Stock or any other capital stock of the Corporation, NTOF shall have the right to designate three (3) members to serve on the Board of Directors (the "NTOF Directors"). For so long as any Hancock Entity owns any Series D Preferred Stock or any other capital stock of the Corporation, the Hancock Entities shall have the right, upon written notice to NTOF, to designate one (1) member to serve on the Board of Directors (the "Hancock Director" and together with the NTOF Directors, the "Series D Directors"); provided, however, that, at all times prior to the Hancock Entities giving such written notice to NTOF, NTOF shall have the right to designate the Hancock Director.

         (b) Death, Resignation or Removal of Series D Director. Subject to applicable law, no Series D Director designated pursuant to the provisions of this Section 2.4 may be

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removed from the Board of Directors without the prior written consent of the
Person entitled to designate such Series D Director pursuant to the terms hereof. If any Series D Director dies, resigns, is removed or otherwise ceases to serve as a member of the Board of Directors, then the Corporation shall give notice thereof to the Person entitled to designate such candidate, and such Person shall promptly designate a successor and notify the Board of Directors of its selection, and the Board of Directors shall act promptly to fill the vacancy with such designee in accordance with the bylaws of the Corporation and applicable law. The Board of Directors shall have no right to fill any vacancy on the Board of Directors for which any Person has the right to designate a candidate pursuant to the terms hereof unless such vacancy is filled by the designee of the Person having the right to so designate such director.

         (c) Notice of Director Election. Within five (5) days after a record date is set for any annual meeting for the election of directors or for the mailing of any consent solicited for such purpose, the Secretary of the Corporation shall notify each Person entitled to designate candidates pursuant to the terms hereof of the upcoming election and anticipated date thereof and shall request that each Person entitled to designate candidates take all necessary action to designate its candidate(s). Each Person entitled to designate candidates pursuant to the terms hereof shall notify the Secretary of the Corporation at least ten (10) days before such election of such Person's respective candidate(s). A failure by a Person entitled to designate candidates pursuant to the terms hereof to provide such notification shall be deemed to be a designation by such Person of the same candidates, if any, as were last designated by such Person. Any designation pursuant to this Section 2.4(c) shall be made in writing.

         (d) Termination Upon Qualified Public Offering. All rights of the holders of Series D Preferred Stock to designate and elect, as a separate series, members of the Board of Directors pursuant to the provisions of this
Section 2.4 shall terminate upon the consummation of a Qualified Public
Offering.

         2.5 Other Voting Rights.

         (a) Approval Rights for Certain Actions. Unless the consent or approval of a greater number of shares shall then be required by applicable law, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series D Preferred Stock, voting separately as a single class, shall be necessary to:

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                  (i)    Create or authorize the creation of any additional
         class or series of shares of capital stock ranking senior or pari passu to the Series D Preferred Stock as to dividends, redemption rights, conversion rights and/or the distribution of assets upon the occurrence of a Liquidation Event, or increase the authorized amount of any additional class or series of shares of stock ranking senior or pari passu to the Series D Preferred Stock as to dividends, redemption rights, conversion rights and/or distribution of assets upon the occurrence of a Liquidation Event, or create or authorize any obligation or security convertible or exercisable into shares of any class or series of stock ranking senior or pari passu to the Series D Preferred Stock as to dividends, redemption rights, conversion rights and/or the distribution of assets upon the occurrence of a Liquidation Event, whether any such creation, authorization or increase shall be by means of amendment to the Articles of Incorporation of the Corporation or by merger, consolidation or otherwise;

                  (ii) increase the authorized number of shares of Preferred Stock or increase the authorized number of shares of Series D Preferred Stock;

                  (iii) except as expressly permitted by the Securities Purchase Agreement, authorize, adopt or approve an amendment to the Articles of Incorporation of the Corporation that would increase or decrease the par value, or dividends payable in respect of the shares of Series D Preferred Stock, or alter or change the powers, preferences or special rights of the shares of Series D Preferred Stock or any other capital stock of the Corporation;

                  (iv) (A) amend, alter or repeal the Articles of Incorporation or the bylaws of the Corporation in a manner adverse to holders of the Series D Preferred Stock or (B) otherwise alter or change the rights, preferences or privileges of the shares of Series D Preferred Stock; provided, however, that notwithstanding any other provisions herein, the creation or authorization of any shares of Junior Stock shall not require the approval of the holders of the Series D Preferred Stock;

                  (v) reclassify any shares of the Corporation's capital stock into any other capital stock;

                  (vi) except as expressly permitted by the Securities Purchase Agreement, effect any Liquidation Event;

                  (vii) Redeem or otherwise acquire any shares of Series D Preferred Stock, except as expressly provided herein or in the Securities Purchase Agreement or pursuant to a purchase offer made pro rata to all holders of the shares of Series D Preferred Stock on the basis of the aggregate number of outstanding shares of Series D Preferred Stock then held by each such holder; or

                  (viii) except as otherwise provided herein or pursuant to the terms of the Securities Purchase Agreement, issue, sell or otherwise dispose of any capital stock of the Corporation or any capital stock of any direct or indirect subsidiary of the

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     Corporation.

     (b) Special Voting Rights Upon Failure to Receive Requisite Shareholder Approval. Notwithstanding anything contained or implied herein to the contrary, if, for any reason, the Corporation shall fail to receive the Requisite Shareholder Approval on or before December 31, 2001, then, from and after January 1, 2002, the holders of Series D Preferred Stock shall be entitled (i) except as otherwise provided by applicable law, to vote as a separate class on all matters on which any shareholders of the Corporation are entitled to vote or to consent, with each share of Series D Preferred Stock being entitled to one
(1) vote per share, and (ii) to vote together with the holders of Common Stock on all matters on which any holder of Common Stock is entitled to vote or to consent, with each share of Series D Preferred Stock being entitled to two hundred fifty (250) votes per share.

     (c)  Voting Procedures.

          (i) The right of holders of shares of Series D Preferred Stock to take any action as provided in Section 2.4 or Section 2.5 may be exercised, in person or by proxy or attorney-in-fact, at any annual meeting of shareholders or at a special meeting of holders of shares of Series D Preferred Stock held for such purpose as hereinafter provided or at any adjournment thereof, or by the written consent, delivered to the Secretary of the Corporation, of the holders of the minimum number of shares required to take such action, which shall be a majority of the outstanding shares of Series D Preferred Stock unless otherwise required by law, pursuant to the terms hereof or pursuant to the terms of the Securities Purchase Agreement.

          (ii) So long as such right to vote continues (and unless such right has been exercised by written consent of the minimum number of shares required to take such action), the Chairman of the Board or the President of the Corporation may call, and upon the written request of holders of record of at least fifty percent (50%) of the outstanding shares of Series D Preferred Stock, addressed to the Secretary of the Corporation at the principal office of the Corporation, shall call, a special meeting of the holders of shares entitled to vote as provided herein. Such meeting shall be held within thirty (30) days after delivery of such request to the Secretary, at the place and upon the notice provided by law and in the bylaws of the Corporation for the holding of meetings of shareholders.

          (iii) At each meeting of shareholders at which the holders of shares of Series D Preferred Stock shall have the right to vote separately as a class (whether to elect directors of the Corporation or otherwise), the presence in person or by proxy of the holders of record of a majority of the total number of shares of Series D Preferred Stock then outstanding and entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment thereof:

                (A) the absence of a quorum of the holders of shares of Series D Preferred Stock shall not prevent the election of directors other than those to

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          be elected by the holders of shares of Series D Preferred Stock, and the absence of a quorum of the holders of shares of any other class or series of capital stock shall not prevent the election of directors to be elected by the holders of shares of Series D Preferred Stock, or the taking of any action as provided in this Section 2.5; and

               (B) in the absence of a quorum of the holders of shares of Series D Preferred Stock, a majority of the holders of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of Series D Preferred Stock from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

          (iv) Except as otherwise provided in Section 2.5(b), in connection with the taking of any action set forth in Section 2.4 or Section 2.5(a) by the holders of shares of Series D Preferred Stock, each such holder shall have one (1) vote for each share of such stock standing in its name on the transfer books of the Corporation as of any record date fixed for such purpose or if no such date be fixed, at the close of business on the Business Day next preceding the day on which notice is given, or if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held; provided, however, that any shares of Series D Preferred Stock owned by the Corporation or any affiliate of the Corporation shall not be deemed to be outstanding for purposes of taking any action set forth in Section 2.4 or Section 2.5(a).

     (d) No Other Rights. Notwithstanding Section 2.29A(1) of the Texas Business Corporation Act, except as otherwise provided in Section 2.4 and
Section 2.5 and as otherwise expressly required by the Texas Business Corporation Act (including, without limitation, Section 4.03A thereof), no holder of shares of the Series D Preferred Stock shall have the right to vote in respect of any matter. Nothing in this Section 2.5(d) shall limit the right or power of any holder of capital stock of the Corporation from entering into any agreement or voting trust concerning the voting of shares of capital stock of the Corporation held by such holder or from granting any proxy concerning any voting rights to any other Person.

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     2.6  Redemption.

     (a) Pursuant to Securities Purchase Agreement. On April 30, 2007, the Corporation shall have the right and the obligation (subject to the provisions hereof) to redeem all of the shares of the Series D Preferred Stock remaining outstanding at a price per share equal to the Redemption Price. The Corporation shall give each holder of record of shares of Series D Preferred Stock written notice of such redemption (each, a "Redemption Notice") on or prior to the date that is thirty (30) days before the date such redemption is required to be made. Notwithstanding anything contained or implied herein to the contrary, each holder of record of shares of Series D Preferred Stock shall have the right to elect not to have the shares of Series D Preferred Stock owned by it redeemed pursuant to the terms of the first sentence of this Section 2.6 if such holder provides the Corporation with written notice of such election within five (5) Business Days of its receipt of the applicable Redemption Notice. In addition to the redemption rights herein set forth, the Corporation shall be required to redeem and to repurchase shares of Series D Preferred Stock from the applicable holder thereof upon the events, at the price and in accordance with the terms and conditions set forth in Article V of the Securities Purchase Agreement.

     (b) Continuance of Rights Pending Payment of Redemption Price. Upon payment by the Corporation in full of the Redemption Price in respect of any shares of Series D Preferred Stock redeemed pursuant to this Section 2.6, all rights of the holder thereof in respect of such shares of Series D Preferred Stock shall terminate. If the Corporation fails to pay the Redemption Price when due with respect to any share or shares of Series D Preferred Stock, then all rights of the holders of such shares shall continue until payment in full of the Redemption Price therefor. Without limiting the generality of the foregoing, dividends in respect of the Series D Preferred Stock shall continue to accrue pending payment in full of the Redemption Price therefor.

     (c)  Legal Limitations. Notwithstanding anything contained in this Section
2.6 to the contrary, the Corporation shall not be obligated to effect any redemption or repurchase of Series D Preferred Stock to the extent that (but only to the extent that) payment of the aggregate Redemption Price, at such time, would violate applicable law; provided, however, that if any such violation would not result from the redemption of any number of shares of Series D Preferred Stock that is less than the total number of shares of Series D Preferred Stock that the Corporation is obligated to redeem and to repurchase hereunder, then, in addition to any other remedies set forth in Section 5.04 of the Securities Purchase Agreement and at the option of the holders of the Series D Preferred Stock, the Corporation shall redeem and repurchase the maximum number or shares of Series D Preferred Stock it may so redeem and repurchase, such number of shares of Series D Preferred Stock to be allocated ratably among the holders thereof that are entitled to have their shares of Series D Preferred Stock so redeemed and repurchased according to the number of shares of Series D Preferred Stock so tendered or held, as applicable. To the extent that the Corporation shall at any time fail, in reliance upon this Section 2.6(c), to redeem and to repurchase any shares of Series D Preferred Stock pursuant to this
Section 2.6, the Corporation shall redeem and repurchase, on the first day of each fiscal quarter of the Corporation thereafter, the maximum number of the shares of Series D Preferred Stock that the Corporation previously failed to redeem or to

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repurchase as it is then legally permitted to redeem and to repurchase, such number of shares of Series D Preferred Stock to be allocated ratably among the holders thereof that are entitled to have their shares of Series D Preferred Stock so redeemed and repurchased according to the number of shares so tendered or held, as applicable.

     2.7  Limitation on Number of Shares.

     The Corporation shall not issue any shares of Series D Preferred Stock except for:

          (a)  the seventy-seven thousand (77,000) shares initially issued;

          (b) shares represented by certificates issued pursuant to Section 2.8(a) upon the transfer or exchange of any other shares of Series D Preferred Stock; and

          (c)  shares represented by certificates issued pursuant to
     Section 2.8(b) in replacement of any lost, stolen, destroyed or mutilated certificate for Series D Preferred Stock.

     2.8  Miscellaneous.

     (a) Registration of Transfer or Exchange. The Corporation shall keep at its principal office a stock register for the registration of the Series D Preferred Stock. Upon the surrender of any stock certificate evidencing shares of Series D Preferred Stock at the principal office of the Corporation, the Corporation shall, at the request of the holder of record of such certificate, execute and deliver (at the Corporation's expense) a new stock certificate or certificates in exchange therefor representing, in the aggregate, the number of shares of Series D Preferred Stock represented by the surrendered stock certificate. The Corporation shall cancel any such surrendered stock certificate. Each such new stock certificate shall be registered in such name or names and shall represent such number of shares of Series D Preferred Stock as are requested by the holder of the surrendered stock certificate and shall be substantially identical in form to the surrendered stock certificate. If any holder of shares of Series D Preferred Stock to be so transferred shall direct that any such new stock certificate or certificate be registered in a name or names different from that of the holders of such shares of Series D Preferred Stock, then, if required by the Corporation, such surrendered certificate shall be accompanied by proper instruments of assignment.

     (b) Replacement. Upon receipt by the Corporation of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any stock certificate evidencing shares of Series D Preferred Stock and:

          (i) in the case of loss, theft or destruction, upon receiving an indemnity reasonably satisfactory to the Corporation (provided, however, that if the holder of such stock certificate is an insurance company, bank, pension fund, private equity fund or other institutional investor, then its own agreement of indemnity shall be deemed to be satisfactory); or

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     (ii) in the case of mutilation, upon surrender and cancellation thereof;

the Corporation, at its own expense, shall execute and deliver, in lieu thereof, a new stock certificate evidencing such shares of Series D Preferred Stock.

     (c)  Transfer Taxes. The issue of certificates for Series D Preferred
Stock pursuant to Section 2.8(a) or Section 2.8(b) shall be made without charge to the shareholder for any tax in respect of the issue thereof. Notwithstanding any other provision to the contrary, the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of new certificates for Series D Preferred Stock in any name other than that of the holder of any shares of Series D Preferred Stock surrendered, and the Corporation shall not be required to issue or to deliver any such certificate unless and until the Person or Persons requesting the issue thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

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